Exhibit (a)(1)(xiii)

OPTION EXCHANGE OVERVIEW June 2023 1

Background & Phathom’s Today’s topics Compensation Philosophy regarding the Option Stock Options and RSUs Exchange Option Exchange Program Details Making Your Elections via the Option Exchange Portal Q&A and FAQs

Background & Phathom’s Compensation Philosophy 3

Announcing voluntary underwater option exchange program Employee ownership is key component of our Total Rewards Philosophy and All employee options granted stock options have been key aspect of between Oct 2019—Oct 2021 our compensation packages since the have strike prices above $30 company’s founding Phathom is offering a one-time RSUs will carry our standard voluntary opportunity to exchange vesting time period (i.e., 1/3 underwater options with a strike price every 1 year and the first above $30 (“eligible underwater vesting date will be 1 year options”) at a 2:1 exchange rate for following the close of the RSUs exchange offer) The announcement of today’s offer is consistent with Phathom’s compensation strategy and philosophy 4 Confidential

Phathom’s compensation philosophy Our compensation programs are designed to incentivize high-performance through three key principles: Pay for Performance • We are a pay for performance culture; compensation is based on the level of performance achieved by both the employee and Phathom Value Creation • We link employee incentives to the long-term value and future growth created for Phathom and Phathom stakeholders Market Competitive & Equitable Pay • We aim to provide a highly competitive compensation and benefits package and benchmark regularly within the pharmaceutical and life sciences industry • We are committed to equal pay and fairness in our compensation decisions, balancing internal pay equity and external market competitiveness 5 Confidential

Why now? The Board wants to galvanize the entire organization as we enter a pivotal moment for the company to optimize shareholder value creation Why an equity exchange? Our employee equity pool is not unlimited, the exchange provides an opportunity for the 1 return of shares that are no longer serving their purpose as incentive compensation tools 2 Provides employees who joined earlier and received options with high strike prices an opportunity to realize value from their underwater options 3 The Board and Executive Team feel that this approach is the best way to align employee and shareholder interests 6 Confidential

2.5M options granted between Oct 2019 & Oct 2021 are significantly underwater with no options granted during this period having a strike price <$30 $60 Avg. strike price of $37 Oct 2019 – Oct 2021: 61 employees impacted with $50 annual grants and initial grants all above $30 $40 $30 $20 Jan. 19, 2022 Annual Grant $10 $15.21 Strike Price Jan. 19, 2023 Annual Grant $8.35 Strike Price $0 21 22 2 2 2 02 2 23 3 2 20 20 2 0 2 2 02 2 0 20 Oct — Jan—Apr—Jul—Oct Jan—Apr—7 Confidential

Equity 101 8

Equity 101: Stock Options & RSUs Stock Options Restricted Stock Units (RSUs) The right to purchase a fixed number of shares of The right to receive shares of Phathom common Phathom common stock at a fixed price (exercise stock in the future upon vesting at no cost to the price) for a fixed period of time holder • Upon vesting, you can exercise the vested portion at • Once an RSU vests, a share of Phathom stock is issued any time until the expiration date of that option to you and at no cost to you (other than withholding for • Exercising an option means you buy the stock at the applicable taxes associated with the RSU) exercise price set on the date of the grant If • An RSU has value equal to the then-current Phathom • the price of Phathom’s stock is greater than the stock price exercise price when you exercise and sell the shares, you receive the gain (after taxes) • Once Phathom stock is issued to you following the vesting of the RSU, you can either keep it as an • However, when Phathom’s stock price is less than the investment or sell it for cash exercise price, the stock option has no intrinsic value and is considered to be “underwater” 9 Confidential

Equity 101: Stock Option Example Stock Options “In-the-money” example The right to purchase a fixed number of shares of Phathom common stock at a fixed price (exercise • Ryan is awarded a stock option with a per price) for a fixed period of time share exercise price of $31.50 • The option is fully vested and Phathom’s stock price subsequently increases to $40 • Upon vesting, you can exercise the vested portion at • The option will be worth $8.50 if exercised any time until the expiration date of that option on that date (before taxes) • Exercising an option means you buy the stock at the exercise price set on the date of the grant • If the price of Phathom’s stock is greater than the “Underwater” example exercise price when you exercise and sell the shares, • Ryan is awarded a stock option with a per you receive the gain (after taxes) share exercise price of $31.50 • However, when Phathom’s stock price is less than the • The option is fully vested and Phathom’s exercise price, the stock option has no intrinsic value stock price subsequently decreases to $25 and is considered to be “underwater” • The option will have no intrinsic value as of that later date 10 Confidential

Equity 101: RSU example Restricted Stock Units (RSUs) Increase in stock price example The right to receive shares of Phathom common • On Jan 1, 2020, Caroline is granted 1 RSU stock in the future upon vesting at no cost to the and Phathom’s stock price is $10 holder • The RSU vests and Phathom’s stock price subsequently increases to $20 • The RSU will be worth $20 as of that later • Once an RSU vests, a share of Phathom stock is issued to you and at no cost to you (other than withholding for date (and will continue to reflect the current applicable taxes associated with the RSU) share price until sold) • An RSU has value equal to the then-current Phathom Decrease in stock price example stock price • On Jan 1, 2020, Caroline is granted 1 RSU • Once Phathom stock is issued to you following the and Phathom’s stock price is $10 vesting of the RSU, you can either keep it as an • The RSU vests and Phathom’s stock price investment or sell it for cash subsequently decreases to $5 • The RSU will be worth $5 as of that later date (and will continue to reflect the current share price until sold) 11 Confidential

Option Exchange Program Details 12

Eligibility You will be eligible to participate in the Option Exchange if: You are an eligible Phathom employee or consultant on the commencement date of the offer; You remain an eligible Phathom employee or consultant through the completion date of the Option Exchange; and You hold at least one “eligible” option An eligible stock option is an option that was granted under the 2019 Incentive Award Plan (the “post-IPO plan”) with a per share exercise price >$30 and that remains outstanding and unexercised as of the completion date of the option exchange Phathom have regulatory, reserves tax the or right other to implications withdraw the that Option are inconsistent Exchange in with any Phathom’s jurisdiction compensation for which it determines policies and that practices. the Option If Phathom Exchange would withdraws accepted for the exchange Option Exchange from or on in behalf a particular of, eligible jurisdiction, employees the Option and consultants Exchange in will that not jurisdiction. be made to, nor will eligible options be 13 Confidential

Exchange Ratio and vesting • 2:1 Exchange Ratio • You will receive one new RSU (representing the right to receive one share of our common stock) for every 2 shares of our common stock underlying eligible stock options surrendered/exchanged • The number of new RSUs will be rounded up to the nearest whole share on a grant-by-grant basis • Fractional RSUs will not be granted in the Option Exchange • Use the “Value Calculator” to view the potential value of your exchanged replacement RSU Grant and break-even prices at assumed future stock prices • Vesting • New RSUs granted in the Option Exchange will not be vested on their date of grant regardless of whether the surrendered option was fully vested in whole or in part • The new RSUs granted in the Option Exchange will vest in three equal installments (1/3, 1/3, 1/3) on each of the first 3 anniversaries of the completion date • Vesting is subject to continued service on the applicable vesting date Your new RSUs will be subject to the terms and conditions of the 2019 Plan and an RSU agreement 14 Confidential

Hypothetical option exchange example (with new 3-year vesting) Option Exchange • New Grant Date: 7/14/2023 • Exchange: 2,000 options surrendered Original Grant and replaced with 1,000 RSUs • Vested RSUs: none Grant Date: 7/1/2020 • Vesting: 3-year vesting (1/3 per Eligible Stock Options: 2,000 anniversary of grant date) Exercise Price: $32.20 Vesting: 4-year vesting Vested options: 1,500 (75%) Keeping Original Grant • Current “underwater” option grant with $32.20 exercise price remains in place; no intrinsic value until Phathom’s stock hits over $32.20 • Original 4-year vesting schedule remains in place 15 Confidential

Annual special equity award vesting schedule following voluntary exchange Critical initial commercial launch period New Vesting Events 2023 2025 2026 Nov Dec Mar Jun Sep Dec Mar Jun Sep Dec Mar Jun Sep Dec 1/3 New 1/3 New RSU 1/3 New RSU vest RSU vest vest 2020 Options $32.20 Options vesting (underwater) 2021 $39.11 Options vesting (underwater) Options 2022 15.21 Options Options $ Vesting 1/3 ‘22 & 1/3 ’22, ’23 1/3 ’23, ’24 ‘23 RSU &’24 RSU &’25 RSU Grant Grant Grant 2023 $8.35 Options Vesting (first vesting event is Jan 2024) Options Grant 2022 Special RSU Grant and PSU Grant 16 Confidential

Taxation If you participate in the Option Exchange, you will not be required to recognize income for income taxes or other tax purposes at the time of the exchange, or when the new RSUs are granted You should consult with your personal legal counsel, accountant, financial, and/or tax advisor(s) to determine the personal tax consequences to you of participating in the Option Exchange. You generally will recognize income for income tax and If you are a resident of or subject to the other tax purposes when the new RSUs vest and the tax laws in more than one country, you shares underlying the new RSUs are issued to you should be aware that there may be additional or different income tax, social insurance contributions and other tax consequences that may apply to you. 17 Confidential

Making Your Elections 18

Making your elections • Your elections must be made through the Option Exchange Program website: https://myoptionexchange.com • You will be able to do the following: • View all eligible options, offer documents, Q&As and offer materials • Use the “Value Calculator” to view the potential value of your exchanged replacement RSU Grant and break-even prices at assumed future stock prices • Elect to exchange eligible options on a grant-by-grant basis (must exchange the entire grant) • View key Option Exchange dates and contact information • You will receive a confirmation by email of your elections upon completion • You may change your election choice(s) anytime during the offering period; once the exchange program has closed, only the final election will be considered • New RSUs are granted effective at the close of the offering period on July 14, 2023 at 11:59 pm ET Your final elections must be received prior to the Exchange Program deadline of July 14, 2023 at 11:59 pm ET 19 Confidential

Portal user login • Go to https://myoptionexchange.com and click on the link shown on the right to register to create a new user account • Create a new account using your work e-mail and selecting a password of your choice Click here to register • Passwords must be a minimum of 8 characters, include both upper and lower case letters, and at least one special character 20 Confidential

Portal welcome & election form • The homepage has resources as well as information about the exchange. You will want to click the “Election Form” button in order to proceed with making your elections. 21 Confidential

Portal election form details • You can now proceed with making your election This drop-down • Ensure you make an election menu will let you select for each grant “Exchange” or “Do Not Exchange” Some eligible option grants may consist of both ISO and NQ stock options. Both components are treated as “one grant” for purposes of the option exchange, and there is only one election box for both the ISO and NQ components. You must exchange all or none of such option grant. 22 Confidential

Portal value calculator You may enter different stock prices here to see simulations. • The Value Calculator is provided for purposes of making limited mathematical calculations regarding the potential amount that could be received from the new RSUs to be granted pursuant to the Option Exchange if you choose to exchange your eligible stock options • The Value Calculator does not take into account all of the factors that you should consider in deciding whether to participate in the Option Exchange 23 Confidential

Portal resources • The resources tab includes links to documents that contain more information about the Option Exchange 24 Confidential

Key dates & times (ET) Thursday, Friday, Thursday, June 15, Week of July 14, Week of June 15, th th 9:00 AM June 19 11:59 PM July 17 Noon ET ET ET • Commencement • HR town hall • Follow-up lunch & • Tender offer closes • Exchanged RSUs of Equity Exchange explaining details learns with Q&A should appear in Program of tender offer and and detailed E*Trade by the exchange process program info week of the 17th • All employees invited • For eligible participants • Grant date of July 14 25 Confidential

Q&A and FAQs 26

When will I receive my new RSUs? • The grant date of the new RSUs will be the completion date, currently targeted for July 14, 2023. If the offering period is extended, the completion date and the grant of the new RSUs will be correspondingly delayed • Please note that it may take a few weeks from the completion date for you to receive an email related to your new RSUs and for the grant of new RSUs to be reflected in your online E*Trade account • Please review and accept your grant documents in your online E*Trade account. If your account has not been updated for the new RSUs within a few weeks following the completion date, please contact stockadmin@phathompharma.com • You will receive the shares of Phathom common stock subject to your new RSUs when your new RSUs vest 27 Confidential

Can I choose which eligible options I want to exchange? • Participation in the Option Exchange is voluntary • You may choose to exchange some, all, or none of your eligible options in the Option Exchange. However, if you elect to participate in the Option Exchange, to exchange an individual eligible option grant, you must elect to exchange the entire individual eligible option grant • Some of your eligible option grants may consist of both incentive stock options (ISO) and non-qualified stock (NQ). For this reason, you may see two awards listed as of any given grant date: • one representing the portion of the grant that qualifies as incentive stock options; • and the other representing the portion of the grant that qualifies as non-qualified stock options • For purposes of the Option Exchange, both portions of an eligible option grant will be treated as one “grant” • On the Option Exchange website, you will see one election box for both the incentive stock option and non-qualified components of an eligible option, and you must exchange all or none of such grant • Phathom is not accepting partial tenders of individual eligible option grants 28 Confidential

Please direct further questions about this voluntary offer to Joe Hand or David Monica or email a question to: stockadmin@phathompharma.com 29 Confidential

Additional Information and Where to Find It The Company has filed with the United States Securities and Exchange Commission (the “SEC”) a tender offer statement on Schedule TO with respect to the Option Exchange, including an offer to exchange, a related letter of transmittal and related materials. The Option Exchange will only be made pursuant to the offer to exchange, the related letter of transmittal and other related materials filed as part of the issuer tender offer statement on Schedule TO, in each case as may be amended or supplemented from time to time. This communication is not an offer to buy nor a solicitation of an offer to sell or exchange any securities of the Company. Investors are able to obtain a free copy of these materials and all other documents filed by the Company with the SEC at the website maintained by the SEC at www.sec.gov. Investors may also obtain, at no charge, any such documents filed with or furnished to the SEC by the Company under the “Investors” section of the Company’s website at www.phathompharma.com. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THESE DOCUMENTS, INCLUDING THE TENDER OFFER STATEMENT OF THE COMPANY AND ANY AMENDMENTS THERETO, AS WELL AS ANY OTHER DOCUMENTS RELATING TO THE OPTION EXCHANGE THAT ARE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO WHETHER TO EXCHANGE SECURITIES IN CONNECTION WITH THE OPTION EXCHANGE BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OPTION EXCHANGE. Forward-Looking Statements The statements included above that are not a description of historical facts are forward-looking statements. Words or phrases such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” or similar expressions are intended to identify forward-looking statements. These forward-looking statements include without limitation statements regarding the Option Exchange. Risks and uncertainties that could cause results to differ from expectations include: (i) uncertainties as to the timing and terms of the Option Exchange; (ii) the risk that the Option Exchange may not be completed in a timely manner or at all; (iii) the possibility that any or all of the various conditions to the consummation of the Option Exchange may not be satisfied or waived; (iv) the occurrence of any event, change or other circumstance that could give rise to the termination of the Option Exchange; (v) the effect of the announcement or pendency of the Option Exchange on the Company’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, its operating results and business generally or the trading market for its common stock; (vi) risks related to the Option Exchange diverting management’s attention from the Company’s ongoing business operations; (vii) the risk that stockholder litigation in connection with the Option Exchange may result in significant costs of defense, indemnification and liability; (viii) the Company’s ability to achieve the benefits contemplated by the Option Exchange; and (ix) risks and uncertainties pertaining to the Company’s business, including the risks and uncertainties detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and its other filings with the SEC, as well as the tender offer materials to be filed by the Company in connection with the Option Exchange. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update these statements to reflect events or circumstances after the date hereof, except as required by law. 30 Confidential